SPECIAL MEETING OF SHAREHOLDERS PRINCOR BOND FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis                6,961,310            125,016
    Ehrle                6,958,707            127,619
    Ferguson             6,954,467            131,859
    Gilbert              6,965,661            120,665
    Griswell             6,962,143            124,183
    Jones                6,963,809            122,517
    Keller               6,956,414            129,912
    Lukavsky             6,959,271            127,055
    Peebler              6,956,062            130,265

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          6,881,664           40,443                164,220

3.Approval of name change to Principal Bond Fund, Inc.

          In Favor            Opposed               Abstain

          6,638,729           215,543               232,054

4.Approval of modification of management agreement

          In Favor            Opposed               Abstain

          6,520,272           294,590               271,464